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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 20, 2005 (date of authorizing board meeting)

(Exact name of registrant as specified in its charter):	Community First Financial Corporation

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Virginia	000-49909	81-0556879

(Address of principal executive offices) (Zip Code):	1646 Graves Mill Road, Lynchburg, VA 24502

Registrant’s telephone number, including area code:	434.386.6312

(Former name or former address, if changed since last report.):	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): Not applicable

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

For health and personal reasons, John L. Wynne has resigned as President and Chief Executive officer of Community First Financial Corporation (the “Company”) and its wholly-owned subsidiary bank, Community First Bank (the “Bank”). The resignation was effective September 20, 2005. He is currently on medical leave as an employee, but remains a member of the boards of directors of the two institutions. Mr. Wynne served as President of Community First Bank since 1999, and of Community First Financial Corporation since its organization on March 15, 2002.

On September 20, 2005, the Boards of Directors of the Company and the Bank elected Mr. F.F. “Bucky” Falls President of both institutions, and elected Dr. Frank C. Crist, Jr., the Chairman of both institutions, as Chief Executive Officer of each. Mr. Falls has over 35 years of banking experience, of which over 20 have been in senior bank management positions. He holds Bachelors and Masters degrees from Virginia Polytechnic Institute and State University and is a graduate of the Graduate School of Banking of the South at Louisiana State University. For the last six years Mr. Falls has served as Vice President and Senior Vice President of Community First Financial Corporation and Community First Bank, respectively. Prior to that Mr. Falls was employed by Metro-County Bank, Piedmont Trust Bank, Piedmont Bank Group, Inc and the Federal Reserve Bank of Richmond.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST FINANCIAL CORPORATION	Date: September 26, 2005

/s/ F. F. Falls
F. F. Falls, President